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                                                                     Exhibit 2.1

MoneyZone.com
Press Release
March 20, 2001

FOR IMMEDIATE RELEASE


           MONEYZONE.COM SIGNS AGREEMENT WITH GLOBAL CAPITAL PARTNERS
        TO CONVERT OUTSTANDING DEBT TO EQUITY AND SELL REMAINING ASSETS;

          MONEYZONE.COM TO EFFECTUATE REVERSE STOCK SPLIT AND INCREASE
                     AMOUNT OF AUTHORIZED SHARES OUTSTANDING

     Charlotte, March 20, 2001---MoneyZone.com (OTCBB: MNZN) announced today that it has entered into an Agreement with Global Capital Partners Inc., (NASDAQ:GCAP) regarding the conversion of the Convertible Debenture held by Global Capital Partners Inc., and the acquisition of certain assets of MoneyZone.com by Global Capital Partners Inc.

     Under the terms of the Convertible Debenture, Global Capital Partners Inc. was entitled to receive 9,886,236 shares of MoneyZone.com common stock. Under the terms of the Agreement, Global Capital Partners, Inc. converted the Debenture into 8,448,990 shares of MoneyZone.com's common stock. The remaining 1,437,246 shares due to Global Capital Partners Inc. were exchanged for the transfer and delivery to Global Capital Partners Inc. of all of the assets of MoneyZone.com, including without limitation, domain names, trademarks, loan processing software, logos and designs, and furniture and equipment.

     In addition, on March 12, 2001, MoneyZone.com's Board of Directors adopted the following resolutions: (i) a reverse stock split (the "Reverse Stock Split") of its outstanding common stock, par value $.001 per share, to become effective at 5:00 p.m. on March 30, 2001, whereby MoneyZone.com will be issuing one newly issued share of common stock in exchange for each 150 shares of MoneyZone.com's presently issued and outstanding common stock; and (ii) after effecting the Reverse Stock Split, the number of authorized shares will be increased from 20,000,000 shares to 50,000,000 shares.

For Additional Information Contact:

Randall F. Greene
President and CEO
MoneyZone.com
704.522.1410

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